Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
LEHMAN BROTHERS HOLDINGS INC.

Lehman Brothers Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is Lehman Brothers Holdings Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 29, 1983 pursuant to the DGCL under the name Shearson/American Express Holdings Inc.

3. This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Certificate of Incorporation of the Corporation, as amended.

4. On September 15, 2008 and periodically thereafter, the Corporation and certain of its affiliates each commenced a voluntary case under title 11, chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

5. This Amended and Restated Certificate of Incorporation has been deemed approved without the need for Board of Directors or stockholder approval pursuant to Section 303 of the DGCL because it has been adopted pursuant to the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its affiliated debtors, as confirmed on December 6, 2011 by the Bankruptcy Court (the “Plan”).

6. This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an authorized representative of the Corporation in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

7. The text of the Certificate of Incorporation is hereby amended and restated to read, in its entirety, as follows:

FIRST: The name of the corporation is Lehman Brothers Holdings Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.  The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity (a) for which a corporation may be organized under the DGCL and (b) as contemplated by the Plan.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is one (1) share of Common Stock, $0.01 par value per share, which shall be issued to that certain Plan Trust (the “Plan Trust”) established pursuant to the Plan to hold such share for the benefit of certain former holders of the capital stock of the Corporation consistent with their former relative priority and economic entitlements and to carry out the purposes of the Plan. The Corporation shall not be authorized to issue any non-voting capital stock of any class, series or other designation to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code; provided, however, that, the foregoing restriction shall (i) have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applies to the Corporation.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation, and of its directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.  The election of directors need not be by written ballot.

2. The number of directors which shall constitute the entire Board of Directors shall be seven (7) persons. The initial directors shall be selected by that certain Director Selection Committee (as defined in the Plan) established pursuant to the Plan and the Order of the Bankruptcy Court dated December 2, 2011.  The initial directors shall each have initial terms of one year.  The directors shall thereafter be elected (a) at the annual meeting of the stockholder by the holder of the one (1) share of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy or (b) by action in lieu of such meeting, and each director elected at such annual meeting or by such action shall hold office until the next annual meeting of the stockholder and until his successor shall be elected and shall qualify, subject, however, to prior death, disability, resignation, retirement, disqualification or removal from office.

3. Any vacancies on the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled by a vote of the stockholder of the Corporation.

4. Any director or the entire Board of Directors may be removed only for cause by the stockholder.

5. In furtherance and not in limitation of the powers conferred by law, the Board of Directors or the stockholder of the Corporation are expressly authorized to alter, amend, repeal, in whole or in part, or adopt new bylaws of the Corporation (the “By-Laws”), subject to the requirements of the Bankruptcy Code and in accordance with the Plan; provided, however, that notice of such alteration, amendment, repeal or adoption shall be contained in the notice of meeting of the stockholder or the Board of Directors, as the case may be, at which such action is proposed to be taken. Any such alteration, amendment, repeal or adoption must be approved by the affirmative vote of either the holder of the one (1) share of capital stock of the Corporation issued and outstanding and entitled to vote thereon or, unless a higher percentage is required by law or by the By-Laws, a majority of the entire Board of Directors then in office.

SIXTH:

1. A director shall not be personally liable to the Corporation or its stockholder for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.  If the DGCL is amended after the date this Amended and Restated Certificate of Incorporation becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Neither the amendment nor repeal of this Article Sixth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of such provisions, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any act or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

SEVENTH:

1. The Corporation shall have the power to indemnify to the fullest extent permitted, from time to time, by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with such action, suit or proceeding. The Corporation shall have the power to enter into agreements providing any such indemnity.

2. The Corporation shall have the power to advance to a director, officer, employee or agent of the Corporation expenses incurred in connection with defending any action, suit or proceeding referred to above or in the By-Laws at any time before the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Seventh or as provided in the By

Laws. The Corporation shall have the power to enter into agreements providing for such advancement of expenses.

3. The indemnification and other rights provided for in this Article Seventh shall not be exclusive of any provision with respect to indemnification or the payment of expenses in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation or any other person.

4. Neither the amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of such provisions in respect of any act or omission or any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so, amended or repealed or if a provision inconsistent therewith had not been so adopted.

EIGHTH: Meetings of the stockholder may be held within or outside the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in any manner now or hereafter prescribed by law, subject to the requirements of the Bankruptcy Code and in accordance with the Plan, and all rights conferred upon the stockholder of the Corporation or others herein are granted subject to this reservation.

TENTH: The Corporation shall be responsible for payment of all actual, reasonable and necessary costs and expenses incurred by the Plan Trust and Plan Trustees pursuant to the Plan and that certain Plan Trust Agreement to be entered into on or about March 6, 2012.

ELEVENTH: Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Amended and Restated Certificate of Incorporation and the Plan, the Plan shall govern.

TWELFTH: This Amended and Restated Certificate of Incorporation shall become effective at 12:01a.m. (EST) on March 6, 2012.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by John Suckow, its Authorized Representative, on the 5th day of March, 2012.

Lehman Brothers Holdings Inc.

By:	/s/ John Suckow
Name:	John Suckow
Title:	President and Chief Operating Officer

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